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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-68808,333-57984,333-79821,333-70549, 333-43971, 333-37873, 333-17263,
33-57364, 333-4522, 33-70852, 33-78822, 33-98742 and 333-119956 on Form S-8 of
our reports dated May 24, 2007, relating to the consolidated financial statements of Compuware Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Compuware Corporation for the year ended March 31, 2007.

DELOITTE & TOUCHE LLP
Detroit, Michigan
May 24, 2007